UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BAYTEX ENERGY TRUST
(Exact name of registrant as specified in its charter)
ALBERTA, CANADA	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

SUITE 2200, 205 – 5TH AVENUE S.W. CALGARY, ALBERTA, CANADA	T2P 2V7
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to

Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to

Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

Securities Act registration file number to which this form relates (if applicable): _______________________

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Trust Units	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No.2 hereby amends the registration statement on Form 8-A (the “Registration Statement”) filed by Baytex Energy Trust, an open-ended unincorporated investment trust created under the laws of the Province of Alberta, (the “Trust” or the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2006, as amended on December 12, 2007, relating to trust units without nominal or no par value, of the Trust (the “Trust Units”).

On May 20, 2008, the Trust amended its December 20, 2007 second amended and restated trust indenture (the “Trust Indenture”) entered into by and among Baytex Energy Ltd. (the “Corporation”) and Valiant Trust Company (the “Trustee”), as described below.

The Trust therefore amends Item 1 and 2 of the Registration Statement.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

This registration statement relates to the registration with the SEC of the Trust Units.

The Corporation and the Trustee entered into the third amended and restated trust indenture on May 20, 2008 (the “Third Amended Trust Indenture”), which amends the Trust Indenture to (1) detail the powers, rights and duties of the administrator or manager of the Trust in monitoring, reducing or limiting the beneficial ownership of Trust Units by Non-Residents (as defined in Canada’s Income Tax Act and the regulations promulgated thereunder (the “Income Tax Act”)) for the purpose of maintaining the Trust’s status as a “mutual fund trust” under the Income Tax Act, (2) change the Trustee’s deadline to mail to the unitholders the Trust’s unaudited quarterly financial statements to within 45, instead of 60, days after each first, second and third calendar quarter, (3) change the Trustee’s deadline to mail to the unitholders the Trust’s audited consolidated financial statements for the most recently completed year together with the related auditor’s report to within 90, instead of 140, days after the end of each year and (4) permit the delivery of any document to a unitholder to be delivered by electronic means. Specifically, the Corporation and the Trustee amended the Trust Indenture by revising Sections 3.10, 16.2, 16.3 and adding a new Section 17.10 to read as follows:

3.10	Non-Resident Ownership Constraint

It is in the best interest of Unitholders that the Trust always qualify as a “mutual fund trust” under the Tax Act. Accordingly, in order to ensure the maintenance of such status:

(a)        The Administrator may, if considered appropriate by the Administrator in its sole discretion:

(i)	prior to the completion of any transaction involving the acquisition by the Trust of any Subsequent Investment;
(ii)	prior to any material modification to the Trust Fund other than as contemplated by paragraph (i);

(iii)

promptly following any proposed amendment or proposed amendment to the Tax Act which impacts or could affect the Trust’s status as a “mutual fund trust”, or the publication of any administrative bulletin or other notice of interpretation relating to the interpretation or application of any such section; or

(iv)	otherwise at any time when requested by the Trustee, acting reasonably;

obtain an opinion of Counsel confirming whether the Trust is, at the date thereof and following such transaction or event (which in the case of paragraph (iii) shall mean the coming into effect of the amendment or change of interpretation), still qualifies as a “mutual fund trust” under the Tax Act.

(b)

If at any time the Board of Directors of the Administrator, in its sole discretion, determines or becomes aware, pursuant to Section 3.10(a) or otherwise, that the Trust’s ability to continue to qualify as a “mutual fund trust” thereunder is in jeopardy, then forthwith after such determination:

(i)	it shall be the sole responsibility of the Administrator to monitor the holdings of Trust Units by Non-Residents (as defined in the Tax Act); and
(ii)

the Administrator shall take such steps as are necessary or desirable to ensure that the Trust is not maintained primarily for the benefit of Non-Residents or that the Trust is otherwise able to continue to qualify as a “mutual fund trust” for purposes of the Tax Act.

(c)

The Administrator may, at any time and from time to time, in its sole discretion, request that the Trustee make reasonable efforts, as practicable in the circumstances, to obtain declarations as to beneficial ownership under Section 7.12, perform residency searches of Unitholders and beneficial Unitholders mailing address lists and take such other steps specified by the Administrator, at the cost of the Trust, to determine or estimate as best as possible the residence of the beneficial owners of Trust Units.

(d)

If at any time the Board of Directors of the Administrator, in its sole discretion, determines that it is in the best interest of the Trust, the Administrator, notwithstanding the ability of the Trust to continue to rely on the provisions of the Tax Act for the purpose of qualifying as a “mutual fund trust” under the Tax Act, may:

(i)

require the Trustee and the Transfer Agent to refuse to accept a subscription for Trust Units from, or issue or register a transfer of Trust Units to, a person unless the person provides a declaration to the Administrator and the Transfer Agent pursuant to Section 7.12 that the Trust Units to be issued or transferred to such person will not when issued or transferred be beneficially owned by a Non-Resident;

(ii)

to the extent practicable in the circumstances, send a notice to registered holders of Trust Units which are beneficially owned by Non-Residents, chosen in inverse order to the order of acquisition or registration of such Trust Units beneficially owned by Non-Residents or in such other manner as the Administrator may consider equitable and practicable, requiring them to sell their Trust Units which are beneficially owned by Non-Residents or a specified portion thereof within a specified period of not less than 60 days. If the Unitholders receiving such notice have not sold the specified number of such Trust Units or provided the Administrator with satisfactory evidence that such Trust Units are not beneficially owned by Non-Residents within such period, the Administrator may, on behalf of such registered Unitholder, sell such Trust Units and, in the interim, suspend the voting and distribution rights attached to such Trust Units and make any distribution in respect of such Trust Units by depositing such amount in a separate bank account in a Canadian chartered bank (net of any applicable taxes). Any sale may be made on any stock exchange on which the Trust Units are then listed and, upon such sale, the affected holders shall cease to be holders of Trust Units so disposed of and their rights shall be limited to receiving the net proceeds of sale, and any distribution in respect thereof deposited as aforesaid, net of applicable taxes and costs of sale, upon surrender of the Certificates representing such Trust Units;

(iii)	de-list the Trust Units from any non-Canadian stock exchange; and
(iv)

take such other actions as the Board of Directors of the Administrator determines, in its sole discretion, are appropriate in the circumstances that will reduce or limit the number of Trust Units held by Non-Resident Unitholders to ensure that the Trust is not maintained primarily for the benefit of Non-Residents.

(e)

None of the Trust, the Trustee or the Administrator shall have any liability for amounts received pursuant to sales of Trust Units made pursuant to Section 3.10(d)(ii). Except as specifically set out herein, none of the Trust, the Trustee or the Administrator shall be bound to do or take any proceeding or action with respect to this Section 3.10 by virtue of the powers conferred on it under this Trust Indenture. None of the Trust, the Trustee or the Administrator shall be deemed to have notice of any violation of this Section 3.10 unless and until it has been given written notice of such violation and shall be required to act only as required by this Trust Indenture and upon an indemnity satisfactory to such party being provided by the Trust. None of the Trust, the Trustee or the Administrator shall be required to actively monitor the Non-Resident holdings of the Trust. It is acknowledged that none of the Trust, the Trustee or the Administrator can monitor the Non-Resident holders of the Trust Units given that many of the Trust Units are registered in the name of depositories and other non-beneficial holders. Each of the Trustee and the Administrator are entitled to rely on participant lists, geographic breakdowns and other information received by them from the Transfer Agent in assessing the Non-Resident ownership of the Trust notwithstanding that such information may be incomplete or out-of-date.

None of the Trust, the Trustee or the Administrator shall be liable for any violation of the Non-Resident ownership restriction in this Section 3.10 that may occur during the term of the Trust.

(f)

Notwithstanding any other provision of this Trust Indenture, Non-Resident Unitholders, whether registered holders or beneficial holders of Trust Units, shall not be entitled to vote in respect of any Special Resolutions to amend this Section 3.10, or any other provisions of this Trust Indenture relating to restrictions on Non-Resident ownership.

16.2	Quarterly Reporting to Unitholders

Subject to compliance with all applicable laws, the Trustee will mail to each Unitholder (or such Unitholders as required under applicable securities laws) within 45 days (or such other period as prescribed by applicable securities laws) after March 31, June 30 and September 30 in each year, an unaudited quarterly financial statement of the Trust for the most recent calendar quarter.

16.3	Annual Reporting to Unitholders

Subject to compliance with all applicable laws, the Trustee will mail:

(a)

to each Unitholder (or such Unitholders as required under applicable securities laws), within 90 days (or such other period as prescribed by applicable securities laws) after the end of each year, the audited consolidated financial statements of the Trust for the most recently completed year together with the report of the Auditors thereon; and

(b)	to each person who received a distribution from the Trust during a year, within 90 days after the end of such year, the tax reporting information relating to such year as prescribed by the Tax Act.
17.10	Electronic Delivery of Documents

Any document or instrument permitted or required to be delivered to any Unitholder (including a holder of Special Voting Units) may, if permitted under applicable laws, be delivered by electronic means in accordance with the requirements of such applicable laws.

Certain conforming changes were also made to the form of Trust Unit certificate.

This description does not purport to be complete, and is qualified in its entirety by the provisions of the Third Amended Trust Indenture, a form which is attached hereto as Exhibit 3.1 and is incorporated herein in its entirety by reference.

ITEM 2. EXHIBITS.

The following exhibits are filed as part of this Registration Statement on Form 8-A/A:

Exhibit Number	Description
3.1	Form of Third Amended and Restated Trust Indenture dated as of May 20, 2008 between the Corporation and the Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 6, 2008

BAYTEX ENERGY TRUST
By:	/s/ W. Derek Aylesworth
Name: W. Derek Aylesworth Title: Chief Financial Officer